Exhibit 2.1

DATED  10 May 2011

(1) WILLIAM CLYNES AND OTHERS

(2) EXAMWORKS UK LIMITED

(3) EXAMWORKS GROUP, INC.

AGREEMENT
for the sale and purchase of the entire issued share capital of Premex Group Limited

THIS AGREEMENT is made on 10  May 2011

BETWEEN:-

(1)	The persons whose names and addresses are set out in Schedule 1 (the ”Sellers”); and

(2)	ExamWorks UK Limited (registered number 07361157) whose registered office is at Ten Bishops Square, Eighth Floor, London, United Kingdom E1 6EG (the ”Buyer”); and

(3)
ExamWorks Group Inc., a company incorporated in Delaware whose registered office is c/o The Corporation Trust Company, The Corporation Trust Centre, 1209 Orange Street, Wilmington, DE19 801 (the “Guarantor”).

BACKGROUND

(A)	The Company has an issued share capital of £39,215.60 divided into 333,333 ordinary shares of £0.10 each and 58,823 A Ordinary Shares of £0.10 each.

(B)	Further particulars of the Company and each Group Member at the date of this Agreement are set out in Schedule 2.

(C)	The Sellers have agreed to sell and the Buyer has agreed to buy the Shares subject to the terms and conditions of this Agreement.

(D)	The Guarantor has agreed to guarantee the obligations of the Buyer referred to in this Agreement and issue the Consideration Shares.

IT IS AGREED as follows:-

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following expressions have the following meanings unless inconsistent with the context:-

“Accounting Date”	means 30 November 2010
“Accounts”
means the audited accounts of each Group Member (if applicable) and the audited consolidated accounts for the Group for the financial year which ended on the Accounting Date, comprising a balance sheet, a profit and loss account, notes, directors’ and auditors’ reports and a cash flow statement, in the agreed form

“Business”	means the business of the Company and each Group Company being:-
	(a)	the provision or administration of independent medical reports for the purpose of assessing personal injury claims from a medical and legal perspective;

	(b)	the provision or administration of medico-legal reports, medical examination reviews and medical invoice reviews;

(c) facilitating the provision of rehabilitation and diagnostics services;

(d) claims investigation and evidence gathering serving the life, health and creditor insurance markets;

(e) the identification and credential checking of doctors and other medical specialists;

(f) medical record retrieval and transcription or medical report services; and

(g) document sign up services.

“Business Day”	means any day (other than a Saturday or Sunday) on which banks are open in London for normal banking business
“Buyer’s Group”
means any of the following from time to time: the Buyer, its subsidiary undertakings (including each member of the Group after completion) and any parent undertaking of the Buyer and all other subsidiary undertakings of any parent undertaking of the Buyer in each case from time to time and “member of the Buyer’s Group” will be construed accordingly

“Buyer’s Solicitors”	means Kirkland and Ellis International LLP
“CA 2006”	means the Companies Act 2006, as amended
“Cash Consideration”	means the amount of £39,048,765 of the Consideration to be paid by the Buyer in cash on the Completion Date on and subject to the terms of this Agreement
“Cavendish Square”	means Cavendish Square Partners (General Partner) Limited acting in its capacity as general partner of Cavendish Square Partners Limited Partnership of 26 New Street, St Helier, Jersey JE2 3RA
“Company”	means Premex Group Limited (details of which are set out in Schedule 2)
“Completion”	means completion of the sale and purchase of the Shares in accordance with Clause 4
“Completion Date”	means the date on which Completion takes place
“Computer Systems”	means all computer hardware and Software which is used in any Group Member’s business or is in the possession of any Group Member

“Confidential Information”
means all information (however recorded or presented) used in or otherwise relating to any Group Member’s business, customers, or financial or other affairs, in each case, is confidential to the Group or any Group Member or which is not publicly known

“Connected Person”	means any person who is connected to another within the meaning of section 1122 CTA 2010
“Consideration”	means the consideration for the sale of the Shares as stated in Clause 2.2
“Consideration Shares”	means 661,610 shares of Guarantor Stock and the term “Consideration Share” shall be construed accordingly
“Consideration Shares Cash Equivalent”	means the cash equivalent of the amount of Guarantor Stock which Cavendish Square would receive were it to receive Consideration Shares as part of its Consideration, set out in column 5 of Schedule 1
“Consideration Share Value”	means $22.12 per Consideration Share which amount shall be converted at an exchange rante of £1 = $1.6394 in the context of any Determined Claim
“Contract”	means any legally binding agreement
“CTA 2010”	means Corporation Tax Act 2010
“Determined Claim”	means a Relevant Claim or claim under the Tax Deed:

(a)	the amount of which the Warrantors and the Buyer have agreed in writing; or

(b)
in respect of which a court of competent jurisdiction has awarded final judgement and no right of appeal lies in respect of such judgement (or the Warrantors and the Buyer have agreed that they will not be exercising any of their respective rights of appeal), or in respect of which the parties are debarred by passage of time or otherwise from making an appeal;

“Disclosed”
means any fact, matter or other information which is fairly disclosed by or in the Disclosure Documents (with sufficient details to enable the Buyer to identify the nature and scope of the matter disclosed and to make an informed and reasonably accurate assessment of the matter concerned and its significance to the Group and the acquisition of the Shares by the Buyer)

“Disclosure Documents”	means the Disclosure Letter and the documents annexed to it
“Disclosure Letter”	means the letter having the same date as this Agreement from the Warrantors to the Buyer qualifying the Warranties and the Tax Warranties, the receipt of which has been acknowledged by the Buyer

“Encumbrance”
means any mortgage, charge, pledge, lien, assignment, option, restriction, claim, right of pre-emption, right of first refusal, third party right or interest, other encumbrance or security interest of any kind, or other type of preferential arrangement (including a title transfer or retention arrangement) having similar effect

“Escrow Period”
means the twelve month period commencing on the Completion Date and ending on the Escrow Release Date or such earlier date as Consideration Shares are validly released from the escrow provisions set out in Clause 3

“Escrow Property”	has the meaning given in Clause 2.2
“Escrow Release Date”	means the date falling 12 months after (and excluding) the Completion Date

“Group”	means the Company and each of its subsidiaries as defined at section 1159 CA 2006 at the date of this Agreement and for the purposes of section 1159 (1) a company (the first company) shall be treated as a member of another company if:-

(a)	any of its subsidiaries is a member of that other company; or
(b)	any shares in that other company are held by a person acting on behalf of the first company or any of its subsidiaries; or
(c)	any shares in that other company are registered in the name of a person (or its nominee) by way of security or in connection with the granting of security over those shares by the first company

“Group Member”	means any company which is a member of the Group
“Guarantor Stock”	means the common stock with a par value of US$0.0001 each in the capital of the Guarantor
“ICTA”	means Income and Corporation Taxes Act 1988
“IDF”
means the receivables finance agreements between Premex Services (Liverpool) Limited and Lloyds TSB Commercial Finance Limited and Premex Services Limited and Lloyds TSB Commercial Finance Limited (at document 2.1.2.1 (legal) of the Disclosure Documents) respectively, each dated 18 January 2010 together with those terms and conditions and letters of amendment, the entire terms of the facilities being contained at documents 2.1.1.1-2.1.1.4 (legal) and 2.1.2.1-2.1.2.4 (legal) of the Disclosure Documents

“Insider”	means the Sellers or any person who is a director of any Group Member, or any person who is Connected Person of any of the Sellers or any such director
“Intellectual Property Rights”
means all patents, trade marks, copyright, moral rights, rights to prevent passing off, rights in designs, know how and all other intellectual or industrial property rights, in each case whether registered or unregistered and including applications or rights to apply for them

“Irwin Mitchell Debt”	means an amount of up to £644,000 to be paid to the Group in repayment for historical Irwin Mitchell debtors further details of which are set out at document 10.1.24 (EW) of the Disclosure Documents
“Leakage”	means any of the following occurring in the period on and from the Locked Box Date to and including the date of this Agreement:-

(a)	any dividend or other distribution of any kind (including any management or similar charges) declared, paid or made by any Group Member (other than between Group Members);

(b)	any payments made or agreed to be made by a Group Member (other than to each other) in respect of their loan or share capital or other securities or such loan or share capital or other securities being issued, redeemed, purchased or repaid, or any other return of capital being made;

(c)
any payments made (including management fees, monitoring fees, service or directors’ fees, bonus or other compensation of any kind) or assets transferred to or liabilities assumed, indemnified or incurred for the benefit of any Seller or any Connected Persons of any Seller by a Group Member;

(d)	the waiver by a Group Member of any amount owed to them by any of their current directors, officers or employees or any Connected Person of any such party;

(e)	any payment assumption or discharge by a Group Member of any liability incurred or accrued (including, without limitation in respect of fees, expenses or commissions) in connection with the preparation for, negotiation or consummation of the sale and purchase of the Shares pursuant to, or the entry into of, this Agreement;

(f)	the agreement or undertaking by a Group Member to do any of the matters set out in (a) to (e) above and (g) below;

(g)
any deal bonus, transaction bonus, discretionary payment (whether contractual or otherwise)  or similar arrangement which has been incurred or accrued or become payable by a Group Member to the Sellers, or any of their directors, officers or employees or any Connected Person of any such party as a result of the sale and purchase of the Shares pursuant to, or the entry into of, this Agreement; and

(h)	any charge to tax becoming payable by a Group Member in relation to (a) to (g) above, excluding in all cases any Permitted Leakage

“Locked Box Date”	means 28 February 2011
“Locked Box Date Balance Sheet”	means the balance sheet of the Group as at the Locked Box Date in the form attached at Schedule 9
“Management Accounts”
the unaudited balance sheet of each Group Member and the unaudited consolidated balance sheet of the Group as at the Management Accounts Date, and the unaudited profit and loss account of each Group Member and the unaudited consolidated profit and loss account of the Group for the 3 month period starting on the Accounting Date and ending on the Management Accounts Date, the notes and all other documents annexed thereto, in the agreed form

“Management Accounts Date”	means 28 February 2011
“New York Stock Exchange”	means the New York Stock Exchange
“Pension Schemes”
means the group stakeholder pension plan with Halifax Life Limited and the personal pension flex with Standard Life the terms of which are contained at documents 10.12.1 and 10.12.2 (EW) of the Disclosure Documents

“Permitted Leakage”	means:-

(a) (b)
the matters listed in Schedule 8; and

payments made in respect of salaries, pension and other reimbursements, benefits or expenses properly due to any Seller or any of the Sellers’ Connected Persons in the course of their employment with the Group in accordance with their relevant contract of employment entered into prior to the Locked Box Date and annexed to the Disclosure Documents at documents 6.2.1 to 6.2.8 (Legal) and 10.8.19 (EW).

“Press Release”	means the press release in the agreed form containing information relating to the completion of the transactions set out in this Agreement
“Properties”	means the properties specified in Schedule 6 and each part of such property
“Registrar”	means the registrar of the Guarantor, being The Bank of New York Mellon
“Relevant Area”	means England and Wales
“Relevant Claim”	means any claim for breach of any of the Warranties or the Tax Warranties
“Relevant Customer”	means any person who at any time during the period of 12 months immediately preceding Completion was a client or customer of any Group Member
“Relevant Products or Services”	means products or services which are competitive with or of the type supplied by any Group Member at Completion
“SEC”	means the United States Securities and Exchange Commission
“Sellers’ Solicitors”	means Pinsent Masons LLP, 3 Hardman Street, Manchester M3 3AU
“Shares”	means all the issued shares in the capital of the Company
“Software”	means any form of computer program whether in source or object code form
“Tax”	has the meaning given in the Tax Deed
“Tax Authority”	has the meaning given in the Tax Deed
“Tax Claim”	means any claim for breach of the Tax Warranties or breach of the provisions of the Tax Deed
“Tax Deed”	means the tax deed in the agreed form executed by the parties (other than Cavendish Square) and delivered immediately prior to Completion
“Tax Warranties”	means the warranties relating to Tax set out in Schedule 4
“Transaction Bonuses”	means the payments to be made by the Company to certain employees of the Group on Completion set out in Schedule 8 (Permitted Leakage)
“Undetermined Claim”	means any Relevant Claim or claim under the Tax Deed that has been asserted by the Buyer on or before the Escrow Release Date and is not a Determined Claim at that date

“VAT Claim”
means the claim being pursued at the date of this Agreement by Premex Services Limited, Premex Services (Liverpool) Limited and Howarth Medical Reporting Service Limited in accordance with the Francovich principles for damages against the Treasury and HMRC in respect of the impact on such Companies of the UK Government’s failure to change UK VAT law following the EC Sixth VAT Directive and the principal EC VAT Directive in the sum of approximately £1.75 million plus compound interest

“Warranties”	means the warranties set out or referred to in Clause 5 and Schedule 3
“Warrantors”	means each of the Sellers except for Cavendish Square

1.2
references to any statute or statutory provision include, unless the context otherwise requires, a reference to the statute or statutory provision as modified, replaced, re-enacted or consolidated and in force from time to time prior to Completion and any subordinate legislation made under the relevant statute or statutory provision (as so modified, replaced, re-enacted or consolidated) in force prior to Completion provided always that no such modification, re-enactment or consolidation nor any such subordinate legislation shall create a liability nor increase a liability of any party beyond that which existed at Completion;

1.3
references to a person includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any  unincorporated association, joint venture or partnership (whether or not having a separate legal personality);

1.4	the masculine, feminine or neuter gender respectively includes the other genders and to the singular will include the plural (and vice versa);

1.5
references to a document being “in the agreed terms” or “in the agreed form” are to that document in the form agreed and for the purposes of identification initialled by or on behalf of the Warrantors and the Buyer;

1.6	references to clauses and Schedules are to clauses of and Schedules to this Agreement, and references to paragraphs are to paragraphs in the Schedule in which such references appear;

1.7	the Schedules form part of this Agreement and will have the same force and effect as if expressly set out in the body of this Agreement;

1.8	the headings in this Agreement will not affect its interpretation;

1.9	any phrase introduced by the term “include”, “including”, “in particular” or any similar expression will be construed as illustrative and will not limit the sense of the words preceding that term; and

1.10	references to a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 1162 of CA 2006;

1.11	Cavendish Square is a party to this Agreement for the purposes only of:

1.11.1	its obligation, set out in Clause 2.1, to sell those Shares held by it set out immediately adjacent to its name in Column 2 of the table set out in Schedule 1;

1.11.2	for contributing its share of any Leakage Repayment Amount and to its right of recovery against any Benefitting Seller(s) pursuant to Clause 2.4;

1.11.3	receiving the additional consideration set out in Clause 2.6;

1.11.4	receiving the benefit (in its capacity as a Seller) of the provisions of Clauses 2.2, 2.3, 2.4, 2.5 (other than in respect of the Tax Deed), 2.6, 2.7, 4. 12, 14, 16, 17, 18, 19, 20, 21;

1.11.5	for giving those warranties contained in Clause 5.5;

1.11.6	agreeing to be bound by the provisions of Clauses 8 (Confidentiality), 11 (Announcements) and 13 (Notices);

1.11.7	receiving the benefit of the guarantee set out at Clause 10;

1.11.8	receiving the benefit of the Buyer’s and the Guarantor’s warranties set out at Clause 9 save insofar as they relate to the Guarantor Stock;

1.11.9	the limitations set out in Clause 6 and Schedule 7 (save in respect of the warranties given at clause 5.5 of the Agreement to which Schedule 7 does not apply);

1.11.10	its obligations set out in paragraph 1 of Schedule 5 (Completion Arrangements);

subject thereto Cavendish Square has no other obligations or liabilities pursuant to this Agreement.  For the avoidance of doubt Cavendish Square shall have no liability for any breach or non-observance of any provision of this Agreement by any other party to it.  Notwithstanding any other provision of this Agreement, the maximum aggregate liability of Cavendish under this Agreement shall be limited to the amount of Consideration actually received (including any Leakage Repayment Amount it receives as a Benefitting Seller).

2.	SALE AND PURCHASE

2.1
Each of the Sellers shall sell, and the Buyer shall buy, the number of Shares specified opposite that Seller’s name in column 2 of Schedule 1.  Each Seller in respect only of the Shares held by that Seller and specified opposite that Seller’s name in column 2 of Schedule 1, shall sell those Shares free of any Encumbrance and with all rights attached or accruing to them at or after the date of this Agreement.

2.2
The Consideration for the sale of the Shares is the aggregate of: (i) the Cash Consideration, (ii) the Consideration Shares (it being acknowledged and agreed in respect of the Consideration Shares, that 661,610 shares of Guarantor Stock comprised within the Consideration Shares (the “Escrow Property”) shall be issued to the Sellers and held in escrow in accordance with Clause 3 (Escrow)) (iii) the Consideration Shares Cash Equivalent and (iv) the additional consideration payable by the Buyer (if any) upon receipt by the Group of any proceeds arising from the VAT claim and the Irwin Mitchell Debt detailed at Clause 2.6.  Each of the Sellers will receive such proportion of the Consideration as is specified against that Seller’s name in columns 3, 4 and 5 of Schedule 1.

2.3
For the avoidance of doubt none of the Consideration payable to Cavendish Square will be placed into an escrow arrangement.  The Consideration Shares Cash Equivalent shall be payable at the same time as the Cash Consideration.

2.4
The Consideration shall be subject to reduction on a £1 for £1 basis should any Leakage have occurred between the Locked Box Date and the date of this Agreement (both dates inclusive). In such circumstances the Buyer may, no later than expiry of the period expiring nine months after the date of this Agreement, serve a demand in writing (“Demand”) on the Sellers for an amount equal to such Leakage (“Leakage Repayment Amount”) and the Seller who has (or whose Connected Person has) had the benefit of such Leakage (“Benefiting Seller(s)”) shall no later than 10 Business Days after receipt of a Demand pay to the Buyer the Leakage Repayment Amount. In the event that the Benefiting Seller does not pay the Leakage Payment Amount within the 10 Business Day period referred to above, all Sellers shall be liable upon receipt of a Demand to pay the Leakage Repayment Amount in the proportions set out adjacent to his name in column 6 of Schedule 1.  The Sellers shall separately be entitled to claim the Leakage Repayment Amount which they are liable for due to the non-payment by a Benefitting Seller(s), from the Benefitting Seller(s) plus reasonable costs and expenses of recovery.

2.5	Any amount paid in respect of a claim hereunder or under the Tax Deed shall be deemed to give rise to a corresponding reduction in the Consideration.

2.6
The Buyer will pay as additional consideration for the Shares to the Sellers an amount equal to any amount received by the Group after the Completion Date (by telegraphic transfer within 5 Business Days of receipt by the Group to the Sellers in the proportions set out opposite their respective names in column 6 of Schedule 1) in respect of:

2.6.1	any settlements or awards arising under or in relation to the VAT Claim; and

2.6.2	any amounts received by the Group in respect of the repayment of the Irwin Mitchell Debt,

net of (in each case) any and all applicable Tax (which for the avoidance of doubt shall include the Buyer’s stamp duty on the amount of the additional consideration payable for the Shares) and/or reasonable costs and expenses payable by the Group and arising directly from or in connection with the collection by the Group of the VAT Claim and the Irwin Mitchell Debt.

2.6.3
Upon the reasonable request of the Sellers the Buyer shall provide and shall procure that any Group Member shall as soon as reasonably practicable (and in any event within 5 Business Days of such receipt) provide:-

   (a)   all material correspondence and invoices relating to the VAT Claim and the Irwin Mitchell Debt; and

   (b)   all material correspondence and invoices relating to any Tax and reasonable expenses in connection with the same.

2.7	In respect of the VAT Claim and the Irwin Mitchell Debt, the Buyer will (or will procure that the relevant Group Member will):

2.7.1
not make any agreement or compromise with any person, body or authority in relation to the VAT Claim or the Irwin Mitchell Debt without prior written consent of the Sellers (such consent not to be unreasonably withheld or delayed);

2.7.2	at all times disclose in writing to the Sellers all material information and documents relating to the VAT Claim and the Irwin Mitchell Debt;

2.7.3	if requested by the Sellers give the Sellers and its professional advisers reasonable access during ordinary business hours to:-

(a) the personnel of the Buyer and/or the relevant Group Member in order to interview the personnel; and

(b)     any relevant premises, chattels, accounts, documents and records within the power, possession or control of the Buyer and/or the relevant Group Member in order to, at the Seller’s own expense, examine and photograph the premises and chattels and to examine, photograph and take copies of the accounts, documents and records;

2.7.4
    take such action as the Sellers may reasonably request to contest and claim the VAT Claim and the Irwin Mitchell Debt in each case on the basis that the Sellers will indemnify the Buyer for all reasonable costs incurred as a result of a request by the Sellers; and

2.7.5
in connection with any actions or proceedings relating to the VAT Claim and the Irwin Mitchell Debt, and subject to the Buyer being indemnified for all reasonable costs incurred, use advisers nominated by the Sellers, provided that:-

2.7.6
neither the Buyer nor any Group Member shall be required to take any action under this Clause 2.7 in respect of the Irwin Mitchell Debt which in the reasonable opinion of the Buyer would materially prejudice the business interests or goodwill of the Buyer or the Buyer’s Group; and

2.7.7
if the Sellers do not direct that the Buyer or the Group Member take action pursuant to this Clause 2.7 within 30 Business Days of the Buyer serving written notice to the Sellers (or such longer period as the Buyer and the Sellers may agree in writing) that it seeks directions or if the Sellers fail to indemnify the Buyer or the Group Member concerned as provided for in Clause 2.7.5 above within a reasonable time, the Buyer or the Group Member shall be free to take any action in respect of the VAT Claim or the Irwin Mitchell Debt as they may in their absolute discretion think fit.

2.8
The Buyer will procure that the Company pays the Transaction Bonuses (such payments to be made to the employees at the same time and in the same manner as their respective monthly salary payments other than to Phillip Hinchcliffe who shall be paid his Transaction Bonus in the same manner as his consultancy payments) to those employees and consultants of the Group set out in Schedule 8 (Permitted Leakage) on the next payroll date immediately following Completion.

3.	ESCROW

3.1
The Escrow Property shall be allotted and issued to the Warrantors in uncertificated form in the proportions set out in column 7 of Schedule 1 at Completion. Such Escrow Property shall, for the duration of the Escrow Period, be subject to the following legend in accordance with the terms of this Clause 3:

“THE SHARES REPRESENTED BY THIS CERTIFICATE OR HELD IN BOOK ENTRY FORM BY THE COMPANY’S TRANSFER AGENT HAVE NOT BEEN REGISTERED UNDER THE FEDERAL AND STATE SECURITIES LAWS OF THE UNITED STATES, OR THE SECURITIES LAWS OF ANY OTHER COUNTRY,  AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS.  THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT IN A TRANSACTION WHICH IS REGISTERED UNDER, EXEMPT FROM, OR OTHERWISE IN COMPLIANCE WITH THE FEDERAL AND STATE SECURITIES LAWS, AS TO WHICH THE ISSUER HAS RECEIVED SUCH ASSURANCES AS THE ISSUER MAY REQUEST, WHICH MAY INCLUDE, A SATISFACTORY OPINION OF ITS COUNSEL.

ANY SALE, ASSIGNMENT, TRANSFER PLEDGE OR OTHER DISPOSITION OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY, AND SUBJECT TO, THE TERMS AND PROVISIONS OF AN AGREEMENT BETWEEN THE COMPANY, EXAMWORKS UK LIMITED AND THE SHAREHOLDERS OF PREMEX GROUP LIMITED DATED ON OR AROUND MAY 10, 2011, AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME. UNDER SUCH AGREEMENT, THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN ESCROW IN FAVOR OF THE ISSUER OF THE SHARES AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF WHILE THE SHARES ARE SUBJECT TO SUCH ESCROW, EXCEPT TO THE EXTENT PERMITTED IN SUCH  AGREEMENT AND IN STRICT COMPLIANCE WITH ITS TERMS.   A COPY OF SAID AGREEMENT IS ON FILE WITH THE SECRETARY OF THE COMPANY AT THE PRINCIPAL OFFICE OF THE COMPANY.  BY ACCEPTANCE OF THIS CERTIFICATE, THE HOLDER HEREOF AGREES TO BE BOUND BY THE TERMS OF SAID AGREEMENT, AND AGREES THAT THE COMPANY SHALL INSTRUCT THE TRANSFER AGENT NOT TO PERMIT OR RECOGNIZE ANY ATTEMPTED ASSIGNMENT, TRANSFER, SALE, PLEDGE OR OTHER DISPOSITION OF THE SHARES DURING THE ESCROW PERIOD.”

3.2	As soon as reasonably practicable (and in any event within 5 Business Days) after any Relevant Claim becomes a Determined Claim, such claim shall be settled, either (at the option of the Warrantors):

3.2.1
by the Warrantors transferring to the Buyer or Guarantor (as directed) (and if the Consideration Shares are transferred to the Guarantor the Buyer acknowledges and agrees that by doing so the Warrantors have satisfied the Determined Claim to it) such number of Consideration Shares as are equal in value (calculated by reference to the per Consideration Share Value) to the amount of the Determined Claim.  In the event that the value of the Consideration Shares (deemed to be at the Consideration Share Value) is not sufficient to satisfy in full the Determined Claim, then the Warrantors shall pay to the Buyer in cash an amount equal to such shortfall, in the proportions set out in column 7 of Schedule 1, subject always to the limitations set out in Schedule 7; or

3.2.2
by each Warrantor transferring an amount in cash equal to his proportion (as set out next to his name in column 7 of Schedule 1) of the Determined Claim, following which and immediately upon receipt, the Buyer agrees to unconditionally and irrevocably release that number of Consideration Shares as are equal in value (calculated by reference to the Consideration Share Value) from escrow to the Warrantors.  If the amount of the Determined Claim is greater than the value of the Escrow Property which at that time remains subject to the restrictions set out in Clause 3.1 the Buyer shall release all of the remaining Escrow Property upon receipt of the aggregate amount of the Determined Claim in cash, subject always to the limitations set out in Schedule 7.

3.3	On the Escrow Release Date, subject to retention of:

3.3.1	any outstanding amounts payable pursuant to Clause 3.2 above; and

3.3.2	the aggregate amounts of any Undetermined Claims,

all property (if any) remaining of the Escrow Property shall be released from the legend and restrictions contained in Clause 3.1 of this Agreement.

3.4
As soon as reasonably practicable (and in any event within 5 Business Days) after the last outstanding Undetermined Claim becomes a Determined Claim which is settled, all property (if any) remaining of the Escrow Property shall be released from the legend and restrictions contained in Clause 3.1 of this Agreement.

3.5	The Warrantors and the Buyer shall jointly instruct the Registrar to impose and release the legend and restrictions over the Escrow Property as required by Clauses 3.1, 3.3 and 3.4.

3.6
Any amounts payable on dividends or return of capital on the Consideration Shares shall be held in escrow until the end of the Escrow Period and released on the Escrow Release Date (or earlier in accordance with Clause 3.2) in accordance with Clause 3.3.

3.7
The provisions of Clause 3.2 of Schedule 7 shall apply such that if proceedings are not issued by the Buyer within six months of notification to the Warrantors of a Relevant Claim, an Undetermined Claim shall be deemed to be a Determined Claim in favour of the Warrantors and the amount of the Relevant Claim shall, on the Escrow Release Date, be transferred to the Warrantors in the proportions set out opposite their respective names in column 7 of Schedule 1.

3.8
In the event of a takeover or merger or public offer for the stock of the Guarantor then the Warrantors shall be free to accept any such offer provided that the proceeds from such offer shall only be released to the Warrantors at the end of the Escrow Period.

3.9
In the event of any Determined Claim arising during the Escrow Period or which is otherwise settled from the Escrow Property the Warrantors shall be obliged to settle the total amount of any such claim(s) as between them in the proportions set out in column 7 of Schedule 1 and the Buyer agrees that such claims may be settled in that way.

3.10
Upon any Consideration Shares being released from escrow to a Warrantor the Guarantor agrees to issue (or procure the issue of) a duly executed share certificate for such Consideration Shares to the Warrantor as soon as reasonably practicable upon release of such Consideration Shares being released from escrow to such Warrantor.

4.	COMPLETION

4.1	Completion will take place at the offices of the Sellers’ Solicitors immediately after the signing of this Agreement.

4.2	At Completion, the Sellers and the Buyer will comply with the provisions of Schedule 5(Completion Arrangements).

4.3	The Buyer will not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

4.4
The transfer of monies by the Buyer in accordance with paragraph 3.3 of Schedule 5 (Completion Arrangements) shall be an absolute discharge to the Buyer, who shall not be concerned to see that the monies transferred are applied in paying the Sellers in accordance with their respective entitlements.

5.	WARRANTIES

5.1	Each of the Warrantors warrants to the Buyer:-

5.1.1	severally in the case of paragraphs 1.3, 2 and 3 of Schedule 3; and

5.1.2	jointly and severally in the terms of each of the other Warranties and Tax Warranties.

The Warranties and Tax Warranties (other than the warranties contained in paragraphs 1.3, 2 and 3 of Schedule 3) are qualified by all facts, matters and information Disclosed.

5.2
Each Warranty and Tax Warranty is to be construed independently and is not limited or restricted by any other Warranty or any other term of this Agreement or, in the case of the Tax Warranties, the Tax Deed.

5.3
Where any Warranty or Tax Warranty refers to the knowledge, information, belief or awareness of the Warrantors (or similar expression), the Warrantors will be deemed to be aware of all information they have received after making all reasonable and careful enquiries of each other Warrantor and of the persons listed below or which the Warrantors would have received had all such reasonable and careful enquiries been made at Completion but the Warrantors will not be deemed to have made enquiry of any other person or further or otherwise and will not be liable for breach of Warranty should a fact or circumstance which would otherwise constitute a breach of Warranty or Tax Warranty be known to any person other than those listed below:-

5.3.1	Ian Rowlands in respect of the business of 3D Risk Solutions Limited only;

5.3.2	Vince Giles in respect of IT only;

5.3.3	Philip Hinchliffe in respect of property and insurance matters only; and

5.3.4	Michael Smith in respect of HR matters only.

5.4	Notwithstanding any other provision of this Agreement, the liability of the Warrantors in respect of any Relevant Claim will be limited in accordance with the provisions of Schedule 7.

5.5	Cavendish Square warrants to the Buyer that:-

5.5.1
the shares set out immediately opposite the name of Cavendish Square in column 2 of the table set out in Schedule 1 are fully paid and are legally and beneficially owned by Cavendish Square and registered in its name free from any Encumbrance;

5.5.2
Cavendish Square has full power, capacity and authority to enter into and to perform its obligations pursuant to this Agreement and that this Agreement constitutes a binding obligation on them in accordance with its terms.

5.6
The Warrantors waive and may not enforce any right which the Warrantors may have against any Group Member, or any director or employee of any Group Member (including, without limitation, the persons whose names are set out in Clause 5.3) on which or on whom the Warrantors may have relied in agreeing to any term of this Agreement or any statement in the Disclosure Letter save to the extent of any fraud or any wilful misconduct or omission by such Group Member, director or employee towards the Warrantors in this regard.

5.7	The Warranties shall not in any respect be extinguished or affected by Completion.

6.	LIMITATION ON SELLERS’ LIABILITY

6.1	Subject to Clauses 6.2 and 6.3 the Sellers’ liability under this Agreement shall be limited in accordance with Schedule 7.

6.2
For the avoidance of doubt the limitations set out in Schedule 7 shall not apply in respect of a Relevant Claim relating to a breach of the Warranties in paragraphs 1.3 and 2 of Schedule 3 or the warranty set out in Clause 5.5 of this Agreement.

6.3
Other than in the case of fraud of that Seller or in the case of claims arising pursuant to Clause 2.4, no Seller shall be liable for any amounts in excess of the Consideration received by that Seller for any and all claims under this Agreement.

7.	RESTRICTIVE COVENANTS

7.1
Subject to Clause 7.5 each of the Warrantors (together the ”Covenantors”) undertakes to the Buyer and each Group Member that the respective Warrantor will not (whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly), without the prior written consent of the Buyer:-

7.1.1	for a period of 36 months immediately following Completion canvass, solicit, deal or contract with any Relevant Customer for the sale or supply of Relevant Products or Services;

7.1.2
for a period of 36 months immediately following Completion, interfere with the continuance of supplies to any Group Member from any supplier who has been supplying goods or services to that Group Member at any time during the 12 months immediately preceding Completion;

7.1.3
for a period of 36 months immediately following Completion, entice away from any Group Member, or employ, any person employed by any Group Member at Completion where the person in question either has Confidential Information or would be in a position to exploit a Group Member’s trade connections; or

7.1.4
within the Relevant Area for a period of 36 months following Completion, be engaged, connected with or interested in any other business involved in the sale or supply of goods or services that is of the same or similar type to and is likely to be competitive with,  the Business; or

7.1.5
for a period of 36 months following Completion use, or procure the use, the names or logos in respect of the following: Premex, 3d, 3d risk solutions, Insight, isign, Premex Rehabilitation, Howarth and Micrah or any name or logo confusingly similar thereto.

7.2
Each of the undertakings set out in this clause is separate and severable and enforceable accordingly, and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful the remaining undertakings or part of the undertakings will continue in full force and effect and will bind the Covenantors.

7.3
No Covenantor shall be deemed to be in breach of the provisions of Clause 7.1 where such Covenantor is then employed or engaged by a Group Member or a member of the Buyer’s Group and is properly performing his duties as such an employee or consultant.

7.4	Nothing in Clause 7.1 prevents the Covenanters from holding for investment purposes only:-

7.4.1	any units of any authorised unit trust; or

7.4.2	not more than 5% of any class of shares or securities of any company traded on any recognised stock exchange (as defined by section 285 of the Financial Services and Markets Act 2000).

7.5
The covenants set out at Clause 7.1 above shall not restrict Paul Rosenblatt from providing consultancy and/or advisory services to a firm or firms of solicitors or individuals operating in the personal injury market provided that such firm or firms of solicitors or individuals do not directly or indirectly compete with the Business of the Group.

8.	CONFIDENTIALITY

8.1
Each of the Sellers undertakes to the Buyer and each Group Member that such Seller will not at any time after Completion make use of, disclose or cause any unauthorised disclosure to any person (except those authorised by the Buyer in writing to know) of any Confidential Information.

8.2	Clause 8.1 shall not apply to Confidential Information:-

8.2.1	which comes into the public domain otherwise than by breach of Clause 8.1; or

8.2.2	disclosure of which is required by law or applicable regulation, ordered by a court of competent jurisdiction or is required by a regulatory body of competent jurisdiction.

8.3
Before any information is disclosed pursuant to Clause 8.2.2, the party concerned shall (unless prohibited by law) promptly notify each other party to whom the disclosure relates of the circumstances of the disclosure and the information to be disclosed with a view to providing such other party with the opportunity to contest, limit or agree the timing and content of such disclosure.

9.	BUYER’S AND GUARANTOR’S WARRANTIES

The Buyer and the Guarantor warrant to the Sellers that:-

9.1	each has full power, capacity and authority to enter into and perform this Agreement and that this Agreement constitutes a binding obligation on them in accordance with their respective terms;

9.2	the execution and delivery of and the performance by them of their obligations under this Agreement will not:-

9.2.1	result in a breach of any provision of its constitution; or

9.2.2	result in a breach of, or constitute a default under, any:-

(a)	agreement, licence or other instrument; or

(b)	order, judgment or decree of any court, governmental agency of regulatory body to which it is a party or by which it is bound;

9.3
save as provided in this Agreement, each has all necessary consents, permissions, approvals and agreements of its shareholders to enter into and perform this Agreement in accordance with its respective terms; and

9.4	the Buyer possesses sufficient funds to complete the purchase of the Shares in the manner set out in this Agreement.

9.5
The Guarantor has all necessary consents, approvals, permissions and agreements of its shareholders to enter into this Agreement and to issue the Guarantor Stock to the Sellers pursuant to the terms of this Agreement.

9.6
The Guarantor Stock is fully admitted to trading on the New York Stock Exchange in accordance with all applicable SEC requirements and is free of any and all Encumbrance save for the rights and obligations set out in this Agreement and ranks pari passu with all existing stock issued by the Guarantor which is admitted to trading on the New York Stock Exchange.

10.	GUARANTEE

10.1
The Guarantor (as principal obliger and not merely as a surety) hereby unconditionally and irrevocably guarantees performance by the Buyer of all the Buyer’s obligations under this Agreement and the Tax Deed or either of them and so undertakes to the Sellers that if and whenever the Buyer is in default the Guarantor:-

10.1.1	will on demand duly and promptly perform or procure performance of such obligation(s); and

10.1.2
will indemnify and at all times hold the Sellers indemnified against all costs, losses and damages which it may suffer or incur by reason of a default or delay of the Buyer to perform any such obligation(s) in whole or in part, or by reason that any obligation expressed in this Agreement to be incurred by the Buyer is or becomes unenforceable against the Buyer for any reason whatsoever.

10.2
The Guarantor will not be released from or exonerated of its obligations under this Agreement nor will any such obligation be reduced, discharged or in any way affected by any act, omission, matter or thing (whether or not known to the Sellers or the Guarantor) including, but without limitation:-

10.2.1	any time or release or indulgence granted to or composition with the Buyer, the Guarantor or any other person; or

10.2.2
the existence or non-existence, validity or invalidity, the taking, variation, compromise, expiry, discharge, renewal or release of or refusal or neglect to perfect or enforce any right, remedy or security against the Buyer or any other person; or

10.2.3
any legal limitation, disability, incapacity or other circumstances relating to the Buyer or any other person or any amendment to or variation of either or both of this Agreement or the Tax Deed or any obligations arising out of them or any other document or security relating to either of them or any assignment of either of them; or

10.2.4	any change in the name or constitution of the Guarantor or its personal representative(s), successors and assigns or any amalgamation with any other company; or

10.2.5
any irregularity, unenforceability or invalidity of an obligation of the Sellers or any other person under or pursuant to this Agreement and the Tax Deed or either of them to the intent that the obligations of the Guarantor under this Agreement shall remain in full force and effect and the guarantee contained in this Clause shall be construed as if there were no such irregularity, unenforceability or invalidity; or

10.2.6	any other act, event or omission which would or might but for this Clause operate to restrict, release, impair or discharge the Guarantor’s liability under this Agreement.

10.3	The guarantee contained in this Clause:-

10.3.1
is a continuing guarantee and will remain in full force and effect until the obligations and liabilities of the Buyer under this Agreement and the Tax Deed, or either of them, have been fully performed or discharged;

10.3.2
will continue to be effective or will be reinstated, as the case may be, if at any time any sum which has become payable to the Sellers under this Agreement and has been paid has to be restored by the Sellers upon the bankruptcy, liquidation or reorganisation of the Buyer or the Guarantor or otherwise; and

10.3.3	will be in addition to and will not in any way be prejudiced by any collateral or other security held at any time by the Sellers as security or any lien to which the Sellers may be entitled.

10.4
The Guarantor hereby waives any right it may have of first requiring the Seller to proceed against or enforce any guarantee or security of or claim for payment from the Buyer or any other person and until all the Buyer’s obligations and liabilities have been performed or discharged in full the Guarantor will not without the prior consent of the Sellers:-

10.4.1	be entitled and will not claim to rank as a creditor against the estate or prove in a bankruptcy, liquidation or winding up of the Buyer in competition with the Sellers; or

10.4.2
receive, claim or have the benefit (directly or indirectly) of any payment or distribution from or on account of the Buyer or exercise any right of set-off against the Buyer or claim the benefit of any security held by the Sellers and the Sellers will be entitled to apply any such security as it considers fit; or

10.4.3	exercise any other right or remedy in respect of any amount paid by the Guarantor under this Agreement which may prejudice the Sellers; or

10.5
Any release, compromise or discharge of the obligations of the Guarantor shall be deemed to be made subject to the condition that it will be void against the Sellers if any payment or security which it may receive or have received is set aside or proves invalid for any reason.

10.6	A demand made pursuant to this guarantee may be made at any time and from time to time by notice to the Guarantor.

10.7	It is hereby certified that this guarantee has been decided on by the directors of the Guarantor for the benefit of the Guarantor.

11.	ANNOUNCEMENTS

11.1
Subject to Clause 11.2, no party will make any press or other public announcement concerning the transactions contemplated by this Agreement unless it has first obtained prior written approval of the Buyer (in the case of the Sellers or any member of the Group) or with the prior written approval of the Sellers (in the case of the Buyer or any member of the Buyer’s Group).

11.2	Clause 11.1 does not apply to any announcement, communication, circular or other disclosure:-

11.2.1	made or sent by the Buyer after Completion to a customer, client or supplier of the Group informing it only of the Buyer’s purchase of the Shares; or

11.2.2	required by the SEC, the law of any relevant jurisdiction, or any applicable regulation or any applicable regulation or any governmental or regulatory organisation;

11.2.3	which contains no further information regarding the transactions contemplated by this Agreement than that contained within the Press Release; or

11.2.4
made by Cavendish Square to the limited partners of Cavendish Square Partners Limited Partnership and its professional advisers (including Caird Capital LLP) informing them only of the Buyer’s purchase of the Shares and the terms of this Agreement.

11.3	For the avoidance of doubt the Buyer shall in no circumstances make any announcement or disclose to any person the terms of this Agreement or the conduct of the parties up to Completion, or after.

11.4	Nothing in this Clause 11 shall prevent or restrict the Buyer from passing any information relating to the existence of the Agreement or any matter referred to herein to any of the following:

11.4.1	providers of finance for the purpose of the acquisition of the Shares pursuant to the terms of this Agreement;

11.4.2	employees, officers or professional advisers of the Buyer’s Group; or

11.4.3	any prospective purchaser of the Company or any Group Member.

12.	COSTS

12.1
Except where expressly stated otherwise, each party to this Agreement will bear such party’s own costs and expenses relating to the negotiation, preparation and implementation of this Agreement.  No Group Member will bear any part of such costs and expenses.

12.2	For the avoidance of doubt, the Buyer will pay any stamp duty in relation to the transfer of the Shares.

13.	NOTICES

13.1
Any notice or other communication given in connection with this Agreement will be in writing and will be delivered personally or sent by pre-paid first class post (or air mail if overseas) or by fax, in the case of the Sellers, to the recipient’s address set out in Schedule 1 or, in the case of the Buyer, to the recipient’s address set out at Clause 13.3 or to any other address which the recipient has notified in writing to the sender received not less than 7 Business Days before the notice was despatched.

13.2	A notice or other communication is deemed given:-

13.2.1	if delivered personally (including by way of delivery by commercial courier), upon delivery at the address provided for in this clause; or

13.2.2	if sent by pre-paid first class post, on the second Business Day after posting it; or

13.2.3	if sent by air mail, on the sixth Business Day after posting it; or

13.2.4	if sent by fax, when confirmation of its transmission has been received by the sender’s fax machine, or

13.2.5	if sent by email, when confirmation of its receipt has been received at the sender’s email address,

provided that, if it is delivered personally or sent by fax on a day which is not a Business Day or after 4.00 pm on a Business Day, it will instead be deemed to have been given or made on the next Business Day.

13.3	The addresses referred to in Clause 13.1 are:-

13.3.1	The Buyer

To:	ExamWorks UK Limited
Address:	Ten Bishops Square Eighth Floor London E1 6EG
For the attention of:	J. Miguel Fernandez de Castro
Fax:	(0203) 023 5427
With a copy (such copy not to constitute notice for the purposes of this Agreement to the Guarantor) to:
To:	ExamWorks Group Inc.
Address:	3280 Peachtree Road Suite 2625 Atlanta, Georgia 30305 USA
For the attention of:	J. Miguel Fernandez de Castro

With a copy (such copy not to constitute notice for the purposes of this Agreement) to:
To:	Kirkland & Ellis International LLP
Address:	30 St Mary Axe London EC3A 8AE
For the attention of:	Graham White/Daniel Oates

13.4	The provisions of this clause will not apply, in the case of service of court documents, to the extent that such provisions are inconsistent with the Civil Procedure Rules.

13.4.1	The Sellers

Unless otherwise notified in writing to the Buyer to the addresses set out against each Sellers name in Schedule 1 (save in respect of Cavendish Square whose notices shall also be copied to Stuart MacLeon, Dundas & Wilson CS LLP, Saltire Court, 20 Castle Terrace, Edinburgh EH1 2EN and the Warrantors whose notices shall also be copied to Gregg Davison, Pinsent Masons LLP, 3 Hardman Street, Manchester, M3 3AU).

14.	ASSIGNMENT

No party may assign the benefit of, and any of its rights under, this Agreement without the prior consent of the other parties to this Agreement.

15.	FURTHER ASSURANCE

Each party will (at the other party’s cost) do, or procure the doing of, all acts and things and execute, or procure the execution of, all documents as any other party reasonably considers necessary to vest legal and beneficial title to the Shares in the Buyer and, at the relevant time and subject to the terms of this Agreement, to vest legal and beneficial title to the Guarantor Stock in the Warrantors (as appropriate).

16.	RIGHTS OF THIRD PARTIES

The parties to this Agreement do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

17.	ENTIRE AGREEMENT

17.1
This Agreement, the Disclosure Letter, the Tax Deed and any other documents delivered at Completion in accordance with the provisions of Schedule 5 of this Agreement, constitute the entire agreement between the parties and supersede and replace any previous agreement, understanding, undertaking, representation, warranty or arrangement of any nature whatsoever between the parties relating to the subject matter of this Agreement.

17.2
The Buyer acknowledges and agrees that in entering into this Agreement it has not relied on, and will have no remedy in equity, contract, tort, under the Misrepresentation Act 1967 or otherwise in respect of, any representation other than as set out in this Agreement.

17.3
The only remedy available to the Buyer in respect of this Agreement is for breach of contract and, for the avoidance of doubt, it will not have the right to rescind this Agreement for negligent or innocent misrepresentation or otherwise.

17.4	Nothing in this clause will have the effect of limiting or restricting any liability of the parties arising as a result of any fraudulent misrepresentation, fraud or wilful concealment by any party.

18.	INVALIDITY

If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

19.	GENERAL

19.1	Unless otherwise provided, any outstanding obligation contained in this Agreement will remain in force notwithstanding Completion.

19.2	No variation of this Agreement will be valid unless it is in writing and signed by or on behalf of each party to this Agreement but no variation will require the consent of any Group Member.

19.3	Save as expressly provided in this Agreement all rights or remedies provided by law are excluded.

20.	GOVERNING LAW AND JURISDICTION

20.1	This Agreement and any non-contractual obligations arising out of or in connection with it will be governed by English law.

20.2
The courts of England and Wales will have exclusive jurisdiction to settle any dispute which arises out of or in connection with this Agreement (including (without limitation) in relation to any non-contractual obligations).  The parties irrevocably agree to submit to that jurisdiction.

21.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which when executed and delivered will be an original, but all the counterparts will together constitute one and the same agreement.

SIGNED by or on behalf of the parties on the date which first appears in this Agreement.

SIGNATURES

SIGNED as a Deed (but not delivered	)
until the date hereof) by	)	/s/ William Clynes
WILLIAM CLYNES	)
in the presence of:	)

Signature of witness		/s/ Stephanie Jones

Name of witness		Stephanie Jones

Address:		3 Hardman Street
Manchester
M3 3AU

Occupation:		Solicitor

SIGNED as a Deed (but not delivered	)
until the date hereof) by	)
SIMON MARGOLIS	)	/s/ Simon Margolis
in the presence of:	)

Signature of witness		/s/ Stephanie Jones

Name of witness		Stephanie Jones

Address:		3 Hardman Street
Manchester
M3 3AU

Occupation:		Solicitor

SIGNED as a Deed (but not delivered	)
until the date hereof) by	)
IAN HILL	)	/s/ Ian Hill
in the presence of:	)

Signature of witness		/s/ Caroline Russell

Name of witness		Caroline Russell

Address:		c/o Premex House
Bolton
BL6 6SX

Occupation:		Solicitor

SIGNED as a Deed (but not delivered	)
until the date hereof) by	)
DONALD FOWLER	)	/s/ Donald Fowler
in the presence of:	)

Signature of witness		/s/ Stephanie Jones

Name of witness		Stephanie Jones

Address:		3 Hardman Street
Manchester
M3 3AU

Occupation:		Solicitor

SIGNED as a Deed (but not delivered	)
until the date hereof) by	)
DAVID PRIOR	)	/s/ David Prior
in the presence of:	)

Signature of witness		/s/ Stephanie Jones

Name of witness		Stephanie Jones

Address:		3 Hardman Street
Manchester
M3 3AU

Occupation:		Solicitor

SIGNED as a Deed (but not delivered	)
until the date hereof) by	)
PAUL ROSENBLATT	)	/s/ Paul Rosenblatt
in the presence of:	)

Signature of witness		/s/ Stephanie Jones

Name of witness		Stephanie Jones

Address:		3 Hardman Street
Manchester
M3 3AU

Occupation:		Solicitor

SIGNED as a Deed (but not delivered	)
until the date hereof) by	)
GORDON HEALISS	)	/s/ Gordon Healiss
in the presence of:	)

Signature of witness		/s/ Stephanie Jones

Name of witness		Stephanie Jones

Address:		3 Hardman Street
Manchester
M3 3AU

Occupation:		Solicitor

SIGNED as a Deed (but not delivered	)
until the date hereof) by	)
SIMON PEACH	)	/s/ Simon Peach
in the presence of:	)

Signature of witness		/s/ Stephanie Jones

Name of witness		Stephanie Jones

Address:		3 Hardman Street
Manchester
M3 3AU

Occupation:		Solicitor

SIGNED as a Deed (but not delivered	)
until the date hereof) by	)
CHRISTOPHER WHEATLEY	)	/s/ Chistopher Wheatley
in the presence of:	)

Signature of witness		/s/ Stephanie Jones

Name of witness		Stephanie Jones

Address:		3 Hardman Street
Manchester
M3 3AU

Occupation:		Solicitor

SIGNED as a Deed (but not delivered	)
until the date hereof) by	)
CAVENDISH SQUARE PARTNERS	)
(GENERAL PARTNER) LIMITED in	)	/s/ Michael Robinson
its capacity as general partner of the	)
CAVENDISH SQUARE PARTNERS	)	Michael Robinson
LIMITED PARTNERSHIP acting by	)	Alternate Director
authorised signatory in the presence	)
of:	)

Signature of witness		/s/ Liz Morin

Name of witness		Liz Morin

Address:		c/o 26 New Street
St. Heller
Jersey
JE23RA

Occupation:		Senior Fund Administrator

SIGNED as a Deed (but not delivered	)
until the date hereof) by	)
EXAMWORKS UK LIMITED	)	/s/ James K. Price
acting by	)

Director
/s/ Clare Arguedas

	Witness:	Clare Arguedas
General Counsel
ExamWorks

SIGNED as a Deed (but not delivered	)
until the date hereof) by	)
EXAMWORKS GROUP, INC.	)	/s/ James K. Price
acting by	)

Director

/s/ Clare Arguedas

	Witness:	Clare Arguedas
General Counsel
ExamWorks